EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

ENDORSEMENT APPLICABLE TO NON-QUALIFIED CONTRACTS

This Endorsement is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. In this Endorsement, “we”, “our” and “us” mean Equitable Financial Life Insurance Company of America and “you” and “your” mean the Owner.

The Effective Date of this Endorsement is your Contract Date.

PART [I] – [GENERAL] DEFINITIONS

The following new Section is added to your Contract:

SECTION [1.15A] JOINT ANNUITANT

“Joint Annuitant” means the individual specified as such in the Data Pages. The Joint Annuitant must be the spouse of the Annuitant on the Contract Date.

The following is added at the end of the existing Section in your Contract:

SECTION [1.16] NON-NATURAL OWNER

If this Contract has a Non-Natural Owner, benefits under this Contract are determined by the age of the Annuitant (and younger Joint Annuitant, if applicable), If there is an ownership change under a Contract owned by a Non-Natural Owner to an Annuitant, the original Annuitant continues to determine the benefits under the Contract.

The following is added at the end of the existing Section in your Contract:

SECTION [1.17] OWNER

If the Successor Owner is a Successor Owner with ownership rights, as shown in the Data Pages, the Owner and Successor Owner with ownership rights possess an undivided interest in the rights of the entire Contract and must act jointly in exercising any ownership rights. Except for purposes of “Owner Death Distribution Rules” or as otherwise indicated, any reference to ‘‘you’’ and ‘‘your’’ in the Contract will apply to both of the Owner and the Successor Owner with ownership rights. An Owner may not designate a new Successor Owner upon the death of the Successor Owner; nor may a Successor Owner designate a new Successor Owner upon the death of the Owner.

The following new Section is added to your Contract:

SECTION [1.22A] SUCCESSOR OWNER

“Successor Owner” means the individual shown as such in the Data Pages when a Joint Life Contract is owned by an individual. The Successor Owner must be the spouse of the Owner on the Contract Date.

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PART [VII] – PAYMENT UPON DEATH

The following is added at the end of the existing Section in your Contract:

SECTION [7.01] BENEFICIARY

If the Contract is issued as a Joint Life Contract, the surviving Successor Owner will be deemed the Beneficiary, superseding any other inconsistent Beneficiary designation.

If a Contract has a Non-Natural Owner and Joint Annuitants, the surviving Joint Annuitant will be deemed to be the Beneficiary superseding any other Beneficiary designation. Where a Contract is owned by a Non-Natural Owner, the death of the Annuitant will trigger payment of any applicable Death Benefit as described in the Section, “Payment Upon Death,” except as otherwise provided in this paragraph. Where a Contract is owned by a Non-Natural Owner which is a “Living Trust” as defined in the last paragraph of this section, at the time of the Annuitant’s death, the Guaranteed Lifetime Withdrawal Benefit Rider terminates and the Death Benefit is payable. Otherwise, if the named Annuitant’s surviving spouse is the sole beneficiary of the trust, the trust may request that the surviving spouse be substituted as Annuitant (who is deemed Beneficiary) as of the date of the original Annuitant’s death, and the Contract continues. The spouse may elect Spousal Continuation or the Beneficiary Continuation Option and continue the Contract, however, the Guaranteed Lifetime Withdrawal Benefit Rider terminates.

If the Contract was purchased as a Single Life Contract, this substitution does not make it a Joint Life Contract. No further change of Annuitant will be permitted.

A Living Trust is a trust that meets the following conditions: (i) it is revocable at any time by the grantor, (ii) the grantor has exclusive control of the trust, (iii) no person other than the grantor has any interest in the trust during the grantor’s lifetime, and (iv) the grantor’s spouse is the sole beneficiary of the trust.

The following is added at the end of the existing Section in your Contract:

SECTION [7.02] PAYMENT UPON DEATH

The “Payment Upon Death” provisions of this Contract are subject to the “Owner Death Distribution Rules Under Section 72(s) of the Code” described below in this Section.

Owner Death Distribution Rules Under Section 72(s) of the Code

Section 72(s) of the Code requires that where any annuity contract owner dies on or after the annuity starting date and before the entire interest in the annuity contract has been distributed, the remaining portion of the interest must be distributed at least as rapidly as under the method of distribution being used as of the date of death. Section 72(s) of the Code also requires that where any annuity contract owner dies before the annuity starting date, the entire interest in the annuity contract must be distributed within five years after the Owner’s death as described in Section 72(s)(1)(B) of the Code. For purposes of this Endorsement, this is called the “Five Year Rule”.

If the beneficiary is an individual, in the alternative, payments must begin within one year after the Owner’s death as a life annuity or other permissible form of periodic payment, such as an installment option for a period of no longer than the life expectancy of the individual Beneficiary, as described in Section 72(s)(2) of the Code. For purposes of this Endorsement, this is called the “One Year Rule”.

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However, if the Beneficiary is the Owner’s surviving spouse, no payments of the Owner’s interest in the annuity contract are required until after the surviving spouse’s death subject to the “Owner Death Distribution Rules” in the Section, “Payment Upon Death.” If the Owner is Non-Natural, then the death of the Annuitant triggers the required payment. See “Last Applicable Death,” described in “Effect of Death” Section of the Guaranteed Lifetime Withdrawal Benefit Rider.

The following applies to payments after the “Last Applicable Death” and before a supplementary contract has been issued:

Any Death Benefit applied as an Annuity Benefit in Part VII will be paid out over the life of the Beneficiary or for a period not exceeding the Beneficiary’s life expectancy (such payments must begin no later than one year after the Last Applicable Death), and any Death Benefit that is not applied as an Annuity Benefit in Part VII will be paid out in accordance with the One Year Rule or the Five Year Rule described above.

The following applies to payments on the Last Applicable Death after a supplementary contract has been issued:

If the Last Applicable Death occurs after a supplementary contract has been issued, any payments will continue to be made pursuant to the terms of the supplementary contract, if applicable.

Owner Death Distribution Rules—Contract Continuation

Under either of the following circumstances, if you die before the [Contract] Maturity Date, the Death Benefit described in this Section, “Payment Upon Death”, if applicable, will not be distributed in a single sum at the Last Applicable Death and before a supplementary contract has been issued and the coverage under the Contract will continue as described in subsections (1) and (2) below, whichever is applicable.

I.	Spousal Continuation: If your surviving spouse elects to continue the Contract, your surviving spouse must be age [98] or younger as of the [Owner’s date of death].

A.

For Single Life Contracts: If you are married at your death, the person named as sole Beneficiary under the “Beneficiary” Section of this Contract is your surviving spouse, and your surviving spouse elects to continue the Contract, no additional Contributions to the Contract may be made. Any Death Benefit and Guaranteed Lifetime Withdrawal Benefit Rider(s) terminate, and any applicable charge will no longer apply as of the [Owner’s date of death].

The Annuity Account Value (“AAV”) of the Contract will be reset, as of the [Payment Transaction Date], to equal the greater of: (i) the Annuity Account Value on the [Payment Transaction Date] or (ii) the Death Benefit Rider’s benefit base amount on the [Owner’s date of death]. Any additional amount of AAV will be allocated in accordance with your current allocation instructions on file.

B.	For Joint Life Contracts:

(1)

Death of the First Spouse: Upon the death of the first Owner, the surviving spouse continues the Contract as the sole Owner and no Death Benefit is payable. The Contract continues until the death of the second Owner as

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described under subsection (2) below. Withdrawal Charges, if applicable, will continue to apply to all Contributions made either prior to or subsequent to the death of the first Owner.

(2)

Death of the Second Spouse: Upon the death of the second Owner, both the Contract and any Death Benefit and Guaranteed Lifetime Withdrawal Benefit Rider(s) terminate, and any applicable charge will no longer apply as of the second [Owner’s date of death]. We will pay the Beneficiary the greater of: (i) the Annuity Account Value on the [Payment Transaction Date] or (ii) the Death Benefit Rider’s benefit base amount on the second [Owner’s date of death]. Any additional amount of AAV will be allocated in accordance with your current allocation instructions on file.

II.	If a named Beneficiary who is an individual elects to become a “Continuation Beneficiary”, under the “NQ Beneficiary Continuation Option” described below in this Endorsement, the Contract continues.

Withdrawal Charges will no longer apply and no additional Contributions may be made to the Contract after your death.

Effect of Death on Amounts Allocated to the Structured Investment Option

If amounts are allocated to any Segment in the Structured Investment Option at the time of your death, amounts in such Segments remain in the Segments until (i) the earlier of (a) the Segment Maturity Date or (b) the Transaction Date on which a transfer out of any such Segment is made or a withdrawal is taken or (ii) in the case of Contracts continued under the NQ Beneficiary Continuation Option described in this Endorsement, at the end of the period by which your Beneficiary’s interest must be distributed. A Beneficiary or surviving Successor Owner continuing the Contract may allocate amounts to a Segment but not to a Segment Type with a duration that is longer than the Beneficiary’s or surviving Successor Owner’s remaining distribution period under the One Year Rule or the Five Year Rule, whichever is applicable. Such Beneficiary or surviving Successor Owner who may not allocate amounts to a Segment due to the Segment Duration limitations discussed in the former sentence, may only allocate amounts to the Variable Investment Option(s). Amounts will not be transferred from a Segment Type Holding Account or Segment into a Segment if the Segment Maturity Date will be later than the remaining distribution period. Any amounts in such Segment Type Holding Account or Segment will be automatically transferred to the [EQ/Money Market Variable Investment Option]. Under a Joint Life Contract, the surviving Owner or Joint Annuitant, as applicable, is subject to the Segment Participation Requirements, described in Section [4.01A] of the Contract.

Spousal Continuation under the Structured Investment Option

If the Contract continues under Spousal Continuation, your surviving spouse may make any changes regarding allocation to any Segment under the Structured Investment Option that you would have been eligible to make during your life subject to the Segment Participation Requirements, described in Section [4.01A] of the Contract or unless otherwise restricted in an Endorsement attached hereto.

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The following is added at the end of the existing Section in your Contract:

SECTION [7.03] MANNER OF PAYMENT

A Beneficiary may elect to apply a Death Benefit to an Annuity Benefit as described in Part [VIII] of the Contract. Any Death Benefit applied as an Annuity Benefit in Part [VIII] will be paid out over the life of the Beneficiary or for a period not exceeding the Beneficiary’s life expectancy (such payments must begin in accordance with the “One Year Rule” described in the Section, “Payment Upon Death,” and any Death Benefit that is not applied as an Annuity Benefit in Part [VIII] will be paid out in accordance with the “Five Year Rule” described in the Section, “Payment Upon Death.”

The following Section is added at the end of Part [VII] in your Contract:

SECTION [7.04] NQ BENEFICIARY CONTINUATION OPTION

This Section applies only if the Last Applicable Death is before the [Contract] Maturity Date, and the Beneficiary named under the “Beneficiary” Section of this Contract is an individual and where the Last Applicable Death occurs before your Annuity Account Value has been depleted. A Beneficiary who is a non-natural entity is not eligible to elect to continue coverage under the Contract as a “Continuation Beneficiary” under the NQ Beneficiary Continuation Option. This Section does not apply to any Beneficiary that is not an individual, and that non-individual Beneficiary’s portion of the Death Benefit described in the “Payment Upon Death” Section of this Contract is payable to the Beneficiary in a lump sum.

If the Beneficiary qualifies to continue this Contract, and we receive that Beneficiary’s completed election as provided below, each such Beneficiary electing to continue his or her portion of the interest in this Contract is a “Continuation Beneficiary”. For any Beneficiary who does not timely elect to continue his or her portion of the interest in this Contract, we will pay in a single sum that Beneficiary’s share of the Death Benefit or other portion of the interest in this Contract pursuant to the “Payment Upon Death” Section of this Contract.

The terms of the Beneficiary Continuation Option are as follows:

(i)	The Continuation Beneficiary will automatically become the new Owner with respect to that individual’s portion of the interest in the Contract.

(ii)

We must receive an eligible individual’s election to continue coverage under the Contract as a “Continuation Beneficiary” under the NQ Beneficiary Continuation Option at our Processing Office within [nine (9) months] after your death and before the individual’s share of the Death Benefit or interest in the Contract, as applicable, is paid out in any manner inconsistent with that individual’s election to continue the Contract under the NQ Beneficiary Continuation Option.

If the Annuity Account Value is less than the Death Benefit on the date we receive all Beneficiary Requirements, then we will reset such Annuity Account Value to equal such Death Benefit, and the Continuation Beneficiary’s share of the interest in the Contract will be determined after any such reset.

(iii)	The Continuation Beneficiary may not assign his/her share of the interest in the Contract.

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(iv)

The Continuation Beneficiary may transfer amounts or make changes regarding an allocation to any Variable Investment Option or the Structured Investment Option, with respect to the Continuation Beneficiary’s share of the interest in the Contract.

(v)

Except as provided in Section [7.02] of this Contract, the Continuation Beneficiary may transfer amounts or make changes regarding an allocation to any Segment with respect to the Continuation Beneficiary’s share of the interest in the Contract. Amounts allocated to the Structured Investment Option may not have a Segment Maturity Date longer than the remaining distribution period.

(vi)	The Continuation Beneficiary cannot make any additional Contributions to this Contract.

(vii)

Distributions to the Continuation Beneficiary will be made in accordance with the Continuation Beneficiary’s election. The Continuation Beneficiary may elect to take distribution of his/her share of the interest in the Contract in accordance with the One Year Rule or the Five Year Rule described above in the Section, “Payment Upon Death”, “Owner Death Distribution Rules Under Section 72(s) of the Code”.

(viii)

Withdrawal Rights: Withdrawals from his/her share of the interest in the Contract made by a Continuation Beneficiary under the NQ Beneficiary Continuation Option are not subject to a Withdrawal Charge, if a Death Benefit is payable. If a Death Benefit was not payable, then withdrawals may be subject to a Withdrawal Charge, if one applies.

If the Continuation Beneficiary has elected to take distribution of his/her share of the interest in the Contract in accordance with the Five Year Rule, the Continuation Beneficiary may withdraw any portion of his/her share of the interest in the Contract at any time, with any amount of his/her share of the interest in the Contract remaining to be paid fully within five (5) years of the Last Applicable Death as described in Section 72(s)(1)(B) of the Code above in this Endorsement.

If the Continuation Beneficiary has elected to take distribution of his/her share of the interest in the Contract in accordance with the One Year Rule, the Continuation Beneficiary may withdraw any portion of his/her share of the interest in the Contract at any time. Payments will continue to be made to the Continuation Beneficiary as described in Section 72(s)(2) of the Code above, in accordance with the One Year Rule, from his/her share of the interest in the Contract, as reduced by the withdrawal. The first such payment must be no later than one (1) year after the date of the Last Applicable Death.

(ix)

Death of the Continuation Beneficiary: Upon the Continuation Beneficiary’s death, we will make a single sum payment of any of his/her remaining share of the interest in the Contract to the person designated by the deceased Continuation Beneficiary to receive any such payment, unless the person designated by the deceased Continuation Beneficiary is eligible to, and elects to, continue the payment method originally elected by the Continuation Beneficiary over any remaining life expectancy period of the Continuation Beneficiary.

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The following Section is added at the end of Part [VII] in your Contract:

SECTION [7.05] EFFECT OF DIVORCE ON REQUIRED PAYMENTS AT DEATH

If there is an ownership change under the Contract as the result of a divorce, there are special rules as described below.

Rules Applicable upon Divorce:

I.

If an Owner notifies us in writing in a timely manner of his or her divorce, and in accordance with the divorce decree (“Court Order”), requests that we change ownership under the Contract to his or her ex-spouse, we will permit such change of ownership under the Contract to the ex-spouse. Your ex-spouse must meet the age requirements under this Contract. Any Death Benefit and Guaranteed Lifetime Withdrawal Benefit Rider(s) terminate.

II.

If a spousal Owner and Successor Owner notify us in writing in a timely manner of their divorce, and in accordance with the Court Order, requests that we (i) change ownership under the Contract to a single Owner to one of the ex-spouses, or (ii) divide the Contract, we will permit such change as near as is practicable in accordance with the Court Order. The Guaranteed Lifetime Withdrawal Benefit Rider will not terminate, if still in effect, and its benefits will continue to be determined by the Income Measuring Life using the income rates applicable to Joint Life Contracts.

III.

If the Contract is issued as a Joint Life Contract with joint ownership rights in the Successor Owner, the Owner and Successor Owner subsequently divorce, and the Contract is not split, then the following applies on the death of the first to die of the Owner or the Successor Owner before a supplementary contract has been issued.

A.	Payments will be made to the surviving Owner or Successor Owner, not the Beneficiary.

B.

As described above in this Endorsement, the entire interest in the Contract must be distributed within five years after the first death, unless the surviving Owner or Successor Owner elects to take the alternative payments in the form of a life annuity or installment option for a period of not longer than life expectancy, beginning within one year after the first death. The surviving Owner or Successor Owner may elect the NQ Beneficiary Continuation Option described above in this Endorsement.

IV.

If the Contract is issued as a Joint Life Contract without joint ownership rights in the Successor Owner, the Owner and Successor Owner subsequently divorce, and the Contract is not split, then the following applies on the death of the Owner before a supplementary contract has been issued. (If the Successor Owner is the first to die, there is no effect on the payments.)

A.	Payments will be made to the surviving Successor Owner, not the Beneficiary.

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B.

As described above in this Endorsement, the entire interest in the Contract must be distributed within five years after the Owner’s death, unless the surviving Successor Owner elects to take the alternative payments in the form of a life annuity or installment option for a period of not longer than life expectancy, beginning within one year after the Owner’s death. The surviving Successor Owner may elect the NQ Beneficiary Continuation Option described above in this Endorsement.

On the death of the Owner after a supplementary contract has been issued, any payments will continue to be made pursuant to the terms of the supplementary contract.

The following is added at the end of the existing Section in Part [X] in your Contract:

SECTION [10.05] ASSIGNMENTS AND TRANSFERABILITY

You may change the Owner, Successor Owner, Annuitant, or Joint Annuitant of this Contract by written notice satisfactory to us. The change will take effect on the date you sign the notice, except that the change will not apply to any payment we make or other actions we take before we receive the notice. The effect of any such ownership change on the operation of your Riders is described in each Rider.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

[	[

Mark Pearson,	José Ramón González
Chief Executive Officer]	Chief Legal Officer and Secretary]

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